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                             PETROCORP INCORPORATED

                            EXECUTIVE SEVERANCE PLAN


                   PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION

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                               TABLE OF CONTENTS



Paragraph                                                               Page
---------                                                               -----
 1.   PURPOSE OF PLAN...............................................      1
 2.   EFFECTIVE DATE................................................      1
 3.   ELIGIBILITY...................................................      1
 4.   SCHEDULE OF BENEFITS..........................................      3
 5.   RELEASE OF LIABILITY..........................................      5
 6.   SOURCE OF BENEFITS............................................      5
 7.   NON-ASSIGNMENT OF BENEFITS....................................      5
 8.   EFFECT OF DEATH ON BENEFITS...................................      5
 9.   MAKING A CLAIM................................................      5
10.   AMENDMENT OR TERMINATION OF THE PLAN..........................      7
11.   MISCELLANEOUS.................................................      7
12.   YOUR RIGHTS UNDER ERISA.......................................      8
13.   GENERAL INFORMATION...........................................      9

                                       i
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                             PETROCORP INCORPORATED

                          EXECUTIVE SEVERANCE PLAN AND
                            SUMMARY PLAN DESCRIPTION


1.   PURPOSE OF PLAN

     The purpose of the PetroCorp Executive Severance Plan (the "Plan") is to provide severance benefits to a select group of management or highly compensated employees of PetroCorp Incorporated (the "Company").

2.   EFFECTIVE DATE

     This Plan is effective as of November 1, 1998 (the "Effective Date").

3.   ELIGIBILITY

     (a) Eligible Employees. You are eligible for severance benefits under the Plan if you meet all of the following conditions:

          (1) you are an executive officer of the Company, on the payroll maintained in the United States and your principal office is in the United States,

          (2) you are not covered under a written employment agreement with the Company which provides for a form of severance remuneration upon termination of employment, and

          (3) your employment is involuntarily and permanently terminated for any reason other than for cause (defined below) or any of the other reasons set forth below in paragraphs 3(b) and 3(c) during the term of the Plan or during the 12-month period immediately following the termination of the Plan.

          All officers of the Company who are eligible for benefits under the Plan are set forth in Appendix B attached hereto.

          Cause means (i) your willful failure to perform substantially all of your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness); (ii) your willful engaging in conduct which is not authorized by the Company or within the normal scope or course of your duties with the Company and the Company determines that such conduct is, or in the future could be, materially detrimental to the best interests of the Company or any of its owners or subsidiaries, or (iii) your willful engaging in illegal conduct or any act of dishonesty which the Company determines is, or in the future could be, materially detrimental to the best interests of the Company or any of its owners or subsidiaries. No act, or failure to act, on your part shall be considered "willful" unless the Company determines that such act was done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Any such determination made hereunder by the Company in good faith shall be final and conclusive as to your rights under the Plan.

     (b) Voluntary Termination. If you voluntarily terminate your employment with the Company (including, without limitation, resign, abandon your job, fail to timely return from an approved leave of absence, retire prior to, on, or after attaining age 65 or otherwise initiate your termination of employment), you will not be eligible for severance benefits under the Plan.

          Your termination will not be considered voluntary in the event that any of the following shall occur without your written consent:

          (1) a material change in your duties or responsibilities, or a change in your reporting relationships, either of which results in or reflects a substantial diminution of the scope or importance of your duties and responsibilities;

          (2) a reduction of more than ten (10%) percent in your current annual base pay (as defined in paragraph 4 below);

          (3) a material reduction in the level of benefits available or awarded under employee benefit plans and programs other than any severance or retention pay plan; or

          (4) a relocation of your primary employment location to a location that is more than 35 miles from your current location.

     (c) Other Events or Circumstances that Prevent Payment of Severance Benefits. You will not receive any severance benefits under the Plan if any of the following events or circumstances apply to you:

          (1) if you refuse to accept and agree to a transfer of employment at your same base pay and substantially the same benefits and responsibilities (as further defined in paragraphs 3.(b)(1), (2) and (3) above) and to any owner of the Company or purchaser of a substantial portion of the Company's assets and your new location of employment is within 35 miles of your current location of employment;

          (2) if termination of your employment occurs more than one year following termination of the Plan; or

          (3) if special circumstances (including, but not limited to, payment of sick leave or disability benefits prior to termination of your employment) exist for which the Company makes a determination, pursuant to guidelines adopted by the Company, that a severance benefits will not be payable under the Plan.

4.   SCHEDULE OF BENEFITS

     If you qualify for severance benefits under the Plan, following your timely execution and delivery of the release (described in paragraph 5) to the Plan Administrator, you will be entitled to the following benefits:

     (a) Severance Pay Benefits. You will be entitled to severance pay equal to twelve (12) months of base pay. Your base pay will be your base salary or regular rate of pay in effect at the time of termination of your employment, excluding incentives, bonuses, commissions, fringe benefits. Any performance/merit reviews that are pending or in process will not affect the amount of your base pay or severance benefits. Within fifteen (15) days after the Company's receipt of an acceptable and properly executed release, as provided for in paragraph 5, you will receive your severance pay benefits.

          Such benefits shall be paid in a single lump-sum payment or, at your election in equal payments over either a twelve (12) or eighteen (18) month period. Any such election to receive payments over a twelve or eighteen month period must be made either (i) prior to the date upon which you are notified of your termination of employment or the date upon which an event described in 3(b) occurs; or (ii) prior to your date of termination of employment; provided, however, if your election date does not also meet the requirements of (i) above, your first payment shall not occur sooner than twenty-one (21) days following the date of your termination of employment. All subsequent payments shall be made on or about the first day of each subsequent month. Any such election shall be subject to the consent of the Company and shall be irrevocable. In addition, you will not receive any interest on deferred payments The Company will withhold from the amount of severance pay benefits payable under the Plan, all federal, state and local taxes required to be withheld under any applicable law or governmental regulation or ruling with respect to any severance benefits.

     (b) Medical and Dental Plan Benefits. You may purchase health benefits for yourself, your spouse, and your dependents if you are eligible to do so pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Generally, COBRA allows you to purchase your health plan coverage for a maximum of eighteen months, provided that you pay the full amount of the insurance premium (employer as well as employee portions). As part of your severance package, however, for a limited period of time, the Company will reimburse you for a portion of the COBRA insurance premium equal to the employer portion of the premium paid on your behalf during your employment.

          The regular COBRA procedures and rules will apply, and you will be required to timely remit the full amount of the COBRA premium to the COBRA administrator (COBRA-SERV); however, upon submission by you of proof of your premium payment, the company will reimburse you for the portion of the premium that the Company would have paid for that coverage had your employment continued. The Company will reimburse you for the employer share of the COBRA premium for up to but not exceeding 12 months.

          You MUST elect COBRA coverage if you wish to continue your group insurance. Failure to elect will effectively discontinue your insurance benefits through PetroCorp. You may drop some coverages if you wish but you cannot take out new coverages. For example, you can cancel dependent coverage but you may not elect to take dependent coverage if you did not carry it immediately before your termination. You will have to sign and return forms to COBRA-SERV to begin receiving your COBRA premium invoices. After you elect COBRA coverage, you will have approximately 45 days to make your first payment and 30 days for subsequent monthly payments. YOU ARE RESPONSIBLE FOR MAKING THESE PAYMENTS DIRECTLY TO COBRA-SERV. HOWEVER, AS SOON AS YOU RECEIVE YOUR MONTHLY BILLING FROM COBRA-SERV, SEND A COPY TO PETROCORP IMMEDIATELY. PETROCORP WILL REIMBURSE YOU FOR THE EMPLOYER SHARE OF THE COBRA PREMIUM WITHIN TWO WEEKS, FOR AS LONG AS YOUR SEVERANCE BENEFITS SPECIFY. Once the severance benefit period has expired, you will be responsible for paying 100% of the premium, with no reimbursement from PetroCorp, for as long as your COBRA coverage continues. You may cancel the coverage at any time by simply discontinuing your payments. COBRA-SERV will send a Past-Due Notice 15 days after the initial monthly billing. IF YOU DO NOT MAKE YOUR PAYMENT TO COBRA-SERV WITHIN 30 DAYS OF THE INITIAL MONTHLY BILLING, YOUR COVERAGE WILL BE CANCELLED AND WILL NOT BE REINSTATED.

     (c) Outplacement Services. You will be provided outplacement counseling services (provided by the Company or the Company's designated outplacement service provider) for three (3) days for each year of service with the Company. For this purpose, a year of service with the Company means any twelve-month period of employment as a regular full-time employee of the Company. Service shall include any period of absence from active employment due to temporary illness or authorized vacation, or during temporary leaves of absence from active employment granted by the Company for reasons of professional advancement, education, health, or government service, or during military leave for any period if you return to active employment with the Company within 90 days after the termination of military leave, or during any period required to be treated as a leave of absence by virtue of (i) any enforceable employment or other agreement or (ii) any applicable law, such as the federal Family and Medical Leave Act of 1993. All nonconsecutive periods of service shall be aggregated for purposes of calculating your years of service and a partial year of service shall be rounded up to the nearest one third (1/3) year of service and the days of outplacement services will be prorated accordingly. In any event you will be entitled to a minimum of ten (10) days of outplacement services.

     (d) Vacation Benefits. You will be paid for any vacation that you have accrued but not taken in the year of your termination plus any vacation that you were allowed to carryover to the year of your termination. You will be charged for any vacation you have taken but not accrued as of your termination date.

5.  RELEASE OF LIABILITY

     As a prior condition to your receipt of any severance benefits under the Plan, you must execute and deliver to the Plan Administrator (on or within 45 days after your termination date) the form attached hereto as Appendix A (or a substantially similar form) which is a separate release agreement.

6.  SOURCE OF BENEFITS

     Should you become entitled to a severance benefit under the Plan, it will be paid from the general assets of the Company. Accordingly, you shall have the status of an unsecured general creditor of such Company.

7.  NON-ASSIGNMENT OF BENEFITS

     Your benefits or rights under the Plan may not be sold, alienated, transferred, assigned, pledged, or encumbered, and any attempt to do so shall be void. No purported assignment or transfer of such benefits or rights, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the purported assignee or transferee any interest or right therein, but immediately upon such purported assignment or transfer (or any attempt to make the same), such benefits or rights shall terminate and become of no further effect. Also, no benefit under the Plan shall be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to it. You may not create a lien on or other right to any benefits under the Plan, except to the extent permitted by the terms of this Plan or by will or the laws of descent and distribution.

8.  EFFECT OF DEATH ON BENEFITS

     If you die before you receive the full amount of any severance benefits payable to you under the Plan, benefits shall be paid in a lump sum to your surviving spouse, if any, otherwise to your estate.

9.  MAKING A CLAIM

     (a) How to Submit a Claim. Benefits under this Plan should be sent to you automatically. If you have not received your severance benefit within thirty (30) days from your termination date, you may file a claim for benefits in writing with the Plan Administrator. Solely for purposes of this paragraph, the President of the Company shall be deemed the Plan Administrator unless or until the Plan

          Administrator (through its Board of Directors) delegates this responsibility to another person.

     (b) If You Disagree. If you have made a claim for benefits under this Plan and any portion of the claim is denied, the Plan Administrator will furnish you with a written notice stating the specific reasons for the denial, specific reference to pertinent Plan provisions upon which the denial was based, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and appropriate information concerning steps to take if you wish to submit the claim for review.

          Your claim will be deemed denied if the Plan Administrator does not approve the claim and fails to notify you within ninety (90) days after receipt of your claim, plus any extension of time for processing the claim, not to exceed ninety (90) additional days, as special circumstances require. To obtain an extension, the Plan Administrator must advise you in writing during the initial ninety (90) days if an extension is necessary, stating the special circumstances requiring the extension and the date by which you can expect the Plan Administrator's decision regarding your claim.

     (c) Review Procedure. Within sixty (60) days after the date of written notice denying any benefits (or within 60 days after the Plan Administrator's failure to approve your claim within the time period specified in 10(b) above), you or your authorized representative may write to the Plan Administrator requesting a review of that decision.

          Your request for review must contain an explanation of why you believe the denial was incorrect and may contain such issues and comments as you wish considered in the review. You may also review pertinent documents in the Plan Administrator's possession. The Plan Administrator will make a final determination with respect to your claim as soon as practicable. The Plan Administrator will advise you of the determination in writing and will set forth the specific reasons for the determination and the specific references to any pertinent Plan provisions upon which the determination is based.

          Your claim will be deemed denied on review if the Plan Administrator fails to give you written notice of final determination within sixty
          (60) days after receipt of your request for review, plus any extension of time for completing the review, not to exceed sixty (60) additional days, as special circumstances require. To obtain an extension, the Plan Administrator must advise you in writing during the initial sixty
          (60) days if any extension is necessary, stating the special circumstances requiring the extension and the date by which you can expect the Plan Administrator's decision regarding the review of your claim.

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

10.  AMENDMENT OR TERMINATION OF THE PLAN

     This Plan will automatically terminate four (4) months after the Effective Date, unless renewed for an additional period prior to such termination by resolution of the Board of Directors of the Company (or its delegate). The Plan Administrator will notify the Plan participants of any such renewal. Notwithstanding anything herein to the contrary, the Board of Directors of the Company (or its delegate) reserves the right to amend or terminate this Plan at any time, with or without advance notice. The Plan Administrator will notify the Plan participants of all approved amendments or of the Plan's termination. Since the Plan is a welfare benefit plan under the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") plan termination insurance is not required or provided.

11.  MISCELLANEOUS

     (a) No Employment Agreement. This Plan does not constitute an employment agreement between the Company and you or any other employee covered under the Plan.

     (b) Auxiliary Documents. By your acceptance of any benefits payable under the Plan, you hereby agree to execute any documents which may be necessary or proper to carry out the intent and purpose of the Plan.

     (c) Governing Law. To the extent not preempted by federal law, this Plan shall be interpreted under the laws of the State of Texas.

     (d) Other Contacts. Your rights under this Plan shall not be affected by any contract of employment, severance or other agreement between the Company and any other employee, person or entity.

     (e) Notice. For all purposes under the Plan, participants shall be deemed to be notified of any event requiring notification to participants if such notice is:

          (1) delivered to participants verbally or in writing at their place of employment;

          (2) posted in a prominent location or a location generally used for posting notices at the worksite of the participants;

          (3)  mailed to the last known addresses of the participants;

          (4) electronically transmitted to the participants via any electronic mail address of the participants known to the Company; or

          (5) delivered by a combination of the above or by any other means of notification reasonably designed to provide notice to participants.

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

12.  YOUR RIGHTS UNDER ERISA

     Each employee eligible to benefit from the Plan has a right to information about the Plan, such as how it operates and an explanation of the benefits to which participants will be entitled under the terms of the Plan.

     This Summary Plan Description is designed to give you an explanation of how the Plan operates. The Plan is administered in accordance with the Plan document (which is the same as this Summary Plan Description) as well as applicable laws such as the ERISA. Each participant has the right to examine, without charge and upon proper request, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as any required annual reports. Copies of all Plan documents and other Plan information may be obtained by written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for any copies requested.

     Every effort will be made to provide any requested document or report within thirty (30) days after it is requested. You will be notified if more time is needed to comply with your request. Financial penalties may be imposed upon the Plan Administrator if any materials which you have properly requested are not received within thirty (30) days of your request (unless the materials were not sent because of matters beyond the control of the Plan Administrator).

     Certain Plan information is made available to participants automatically, so that no special request need be made, such as this Summary Plan Description.

     ERISA imposes obligations upon the persons who are responsible for the operation of an employee benefit plan. The people who operate the Plan, referred to as plan "fiduciaries," have a duty to do so prudently and in the interest of Plan participants and beneficiaries. Fiduciaries who violate ERISA may be removed and required to make good any losses they may have caused to the Plan.

     The law protects you from being terminated, disciplined or discriminated against if you attempt to obtain benefits which may be due you or if you exercise your rights under ERISA.

     Occasionally, a benefit claim will be denied. When this happens, you are entitled to a written explanation of the reason for denial, plus an explanation of your right to request an administrative review of the denied claim. The procedure for appeal of denied benefits is outlined in this Summary Plan Description.

     If you fail to receive, within thirty (30) days of your request, any information which you are legally entitled to request, or if your claim for benefits is denied after it has been fully reviewed as provided by the Plan and you are not satisfied with the review, or if you believe a fiduciary has violated his or her responsibilities, you have a right to file suit in a federal court or to request assistance from the U.S. Department of Labor. In any lawsuit, the court may require the losing party to pay all legal costs, including attorneys' fees.

     In the event of any inconsistency between this document and any other communication regarding the Plan, this document controls.

     If you have any questions about your ERISA rights, contact the Human Resources Department of the Plan Administrator, your local benefits office or the nearest area office of the U.S. Labor-Management Service Administration, Department of Labor.

13.  GENERAL INFORMATION

     Plan Sponsor

     The Plan is sponsored by the Company.

     Plan Administrator

     The Company is the Plan Administrator. The Plan Administrator makes the rules and regulations necessary to administer the Plan consistent with the terms and provisions of the Plan. The Plan Administrator shall have the responsibility and the discretionary authority to interpret the terms of this Plan; to correct any defect, supply any omission or reconcile any inconsistency which may appear in the Plan; to determine eligibility for benefits; and to determine the amount of such benefits. The interpretations and determinations of the Plan Administrator shall be final and binding unless determined by a court of competent jurisdiction to be arbitrary and capricious.

     Type of Plan

     The Plan is a severance pay plan that is classified as a welfare benefit plan under ERISA.

     Agent for Legal Process

     The Company is the agent for service of legal process. Service of legal process upon the Plan may be effected by serving the Corporate Secretary, Mr. Craig Townsend at 16800 Greenspoint Park, Suite 300 North, Houston, TX 77060. The telephone number of the Company is (281) 875-2500.

     Plan Year

     The plan year is the period on which the Plan maintains its records. The plan year is the twelve consecutive month period ending every October 31.

     Identification Number

     The Company has assigned 502 as the Plan identification number. The Company's employer identification number is 76-0380430.

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

     IN WITNESS WHEREOF, the Company has caused this Plan to be executed this ___ day of _________________, 1999, but effective as of the Effective Date set forth above.


                                          PETROCORP INCORPORATED

ATTEST:


_________________________________         By:
                                             ----------------------------------

                                          Printed Name:
                                                       ------------------------
                                          Title:
                                                -------------------------------

                                   APPENDIX A

                   GENERAL RELEASE AND COOPERATION AGREEMENT


     This Agreement is entered into by and between ____________________ (hereafter "Employee") and PetroCorp Incorporated (hereafter "Employer") and arises out of the termination of Employee's employment. In consideration of the amounts paid and benefits provided pursuant to the PetroCorp Incorporated Executive Severance Plan (the "Plan") upon Employee's termination of employment on ___(Employee's termination of employment date) the Employee hereby voluntarily executes this release and cooperation agreement.

     Upon execution of this agreement, Employee understands that he/she fully and forever releases and discharges Employer its parents, affiliates and subsidiaries, including all predecessors and successors, assigns, officers, directors, trustees, employees, agent and attorneys, past and present (hereinafter collectively the "Company"), from any and all claims, demands, contracts, causes of action, obligations, damages, and liabilities, of any kind or nature arising out of Employee's employment by the Company or the termination thereof. This release shall include but not be limited to, any claims for relief or causes of action under federal, state or local statute, ordinance or regulation. This release also includes but is not limited to claims of employment discrimination pursuant to the Age Discrimination in Employment Act of 1967 (28 U.S.C. par. 621 et seq.), Title VII of the Civil Rights Act of 1964 (42 U.S.C. par. 2000 et seq.), the Civil Rights Act of 1866 and 1871
(42 U.S.C. par. 1981 and 1983), the Americans with Disabilities Act
(42 U.S.C. (S) 206 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. (S) 791 et seq.), the Equal Pay Act of 1963 (29 U.S.C. (S) 206 et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. par. 2101) and the Employee Retirement Income Security Act of 1974 as amended. This release includes but is not limited to any claim of retaliatory discharge under any law, including those mentioned above.

     Employee expressly acknowledges that:

     (a) he or she entered into this Agreement knowingly and voluntarily, without any duress or coercion;
     (b)  he or she has read and understands this Agreement in its entirety;
     (c) he or she has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Agreement before signing it;
     (d) he or she has not been forced to sign this Agreement by any employee or agent of the Company;
     (e) he or she was provided forty-five (45) calendar days after receipt of the Agreement to consider its terms before signing it; and
     (f) he or she is provided seven (7) calendar days from the date of signing to terminate and revoke this Agreement, in which case this Agreement shall be unenforceable, null and void. Employee may revoke this Agreement during those seven
          (7) days by providing written Notice of Revocation to the Human Resources Department.

     To the extent that Employee has signed this Agreement less than forty-five
(45) calendar days after receipt of the Agreement, Employee acknowledges that he or she hereby waives any additional time that Employee has to consider to terms of the Agreement and that Employee was not coerced into signing the Agreement prior to the end of such 45-day period. Employee does not waive the seven (7) day revocation period mention in (f) above, however.

     Employee expressly agrees never to assert a right to reinstatement with the Company and expressly releases and discharges the Company from any obligation to employ him or her in any capacity. However, Employee shall not be precluded from making any application for future employment and the Company shall not be precluded from voluntarily rehiring Employee.

     Employee has fully reviewed the terms of this Agreement, acknowledges that he or she understands the terms of this Agreement and states that he or she is entering into this Agreement knowingly, voluntarily and in full settlement of all claims that he or she may have as a result of his or her employment with or separation of employment from the Company.

     Employee further agrees that, subject to reimbursement by the Company of reasonable out-of-pocket costs and expenses, Employee will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigation or governmental proceeding) which relates to matters with which Employee was involved during the term of employment with the Company. Such cooperation shall include appearing from time to time at the offices of the Company or the Company's counsel for conferences and interviews and in general providing the officers of the Company and its counsel with the full benefit of Employee's knowledge with respect to any such matter. Employee agrees to render such cooperation in a timely fashion and at such time as may be mutually agreeable to the parties concerned. Employee shall return to the Company prior to the final day of employment all documents, files (including copies thereof) and other Company property.

     This Agreement shall be binding upon the Employee and the Company and each of their representatives, agents and assigns, and as to Employee, his or her spouse, heirs, legatees, administrators and personal representatives.

     Subject to the terms of the Plan, this Agreement constitutes the exclusive and complete agreement between the parties hereto relating to the subject matter hereof. No amendment of this Agreement shall be binding unless in writing and signed by the parties.

     The provisions of this Agreement are severable. If any provision or the scope of any provision is found to be unenforceable by a court of competent jurisdiction, the other provisions or the affected provisions as reduced in scope shall remain fully valid and enforceable.

     This Agreement shall be governed by the law of the State of Texas to the extent such law is not preempted by federal law.

     IN WITNESS WHEREOF, the undersigned acknowledge that they have executed this instrument as their free and voluntary act, for the uses and purposes set forth herein on the dates set forth below.


Accepted:

EMPLOYER                                        EMPLOYEE


By:                                             By:
   ------------------------------                  ----------------------------
     Authorized Representative

Date:                                           Date:
   ------------------------------                  ----------------------------

                                   APPENDIX B

                            EXECUTIVE SEVERANCE PLAN


W. Neil McBean
Michael L. Lord
A.F. (Tony) Pelletier
Craig K. Townsend
Laurent A. (Larry) Baillargeon